(d)(11)
QUAKER INVESTMENT TRUST
INVESTMENT SUBADVISORY AGREEMENT
     THIS AGREEMENT is made and entered into as of the 1st day of May, 2008, by and between Quaker Funds, Inc., a Delaware corporation (“Adviser”), and DG Capital Management, Inc. (“Sub-Adviser”).
RECITALS
     WHEREAS, Quaker Investment Trust (the “Trust”) is organized under the laws of the state of Massachusetts as an unincorporated business trust operating and registered as an open-end management investment company of the series type under the Investment Company Act of 1940, as amended (the “1940 Act”); and
     WHEREAS, the Trust is authorized by its Amended and Restated Declaration of Trust and Amended and Restated Bylaws to issue separate Portfolios of shares representing interests in separate investment portfolios (the “Portfolios”); and
     WHEREAS, the Trust has authorized the issuance of shares of beneficial interest in, among others, a Portfolio known as the Quaker Global Total Return Fund (the “Fund”); and
     WHEREAS, Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and engages in the business of asset management; and
     WHEREAS, Sub-Adviser is registered as an investment adviser under the Advisers Act and engages in the business of asset management; and
     WHEREAS, the Trust has retained Adviser to furnish investment advisory services to the Fund pursuant to an investment advisory agreement dated May 1, 2008; and
     WHEREAS, Adviser, with the consent of the Trust, desires to retain Sub-Adviser to furnish day-to-day investment advisory services to the Fund pursuant to the terms and conditions of this Agreement, and Sub-Adviser is willing to so furnish such services,
     NOW THEREFORE, in consideration of the foregoing and the agreements and covenants herein contained, the parties hereto, intending to be legally bound, agree as follows:
1. Appointment
     Adviser, with the consent of the Trust, hereby appoints Sub-Adviser to provide day-to-day investment advisory services to the Fund for the periods and on the terms set forth in this Agreement. Sub-Adviser accepts the appointment and agrees to furnish the services herein set forth for the compensation herein provided.
2. Delivery of Documents
     The Trust has furnished Sub-Adviser with properly certified or authenticated copies of each of the following:

(a) Resolutions of the Trust’s Board of Trustees authorizing the appointment of Sub-Adviser and approving this Agreement;
(b) The Trust’s most current Registration Statement on Form N-1A promulgated under the 1940 Act and under the Securities Act of 1933, as amended;
(c) The Trust’s current Prospectus and Statement of Additional Information (together called the “Prospectus”);
     Adviser and/or the Trust will furnish Sub-Adviser with properly certified or authenticated copies of all amendments of or supplements to the foregoing at the same time as such documents are required to be filed with the U.S. Securities and Exchange Commission (“SEC”) and/or state authorities.
3. Management
     Subject to the supervision of the Trust’s Board of Trustees and Adviser, Sub-Adviser will provide a continuous investment program for the Fund, including investment research and management with respect to all securities, investments, cash and cash equivalents held by the Fund. Sub-Adviser will determine what securities and other investments will be purchased, retained or sold by the Fund and will execute such decisions. Sub-Adviser will provide the services under this Agreement in accordance with the Fund’s investment objectives, policies and restrictions as such are set forth in the Prospectus from time to time. Sub-Adviser further agrees that it will employ such efforts as required pursuant to its fiduciary responsibilities under the Advisers Act, to:
(a)	Conform its activities to all applicable rules and regulations of the SEC and will, in addition, conduct its activities under this Agreement in accordance with the regulations of any other federal and state agencies which may now or in the future have jurisdiction over its activities under this Agreement;

(b)	Place orders pursuant to its investment determinations for the Fund either directly with the respective issuers or with any broker or dealer. In placing orders with brokers or dealers, Sub-Adviser will attempt to obtain the best net price and the most favorable execution of its orders. Consistent with this obligation, when Sub-Adviser believes two or more brokers or dealers are comparable in price and execution, Sub-Adviser may prefer: (i) brokers and dealers who provide the Sub-Adviser on behalf of any of its clients, including the Fund, with research advice and other services; and (ii) brokers who are affiliated with the Trust, Adviser, and/or Sub-Adviser; provided, however, that in no instance will portfolio securities be purchased from or sold to Sub-Adviser in principal transactions; and

(c)	Provide, at its own cost, all office space, facilities and equipment necessary for the conduct of its advisory activities on behalf of the Fund.
4. Exclusive Services
     Sub-Adviser shall not, during the term of this agreement, furnish similar investment advisory services to any other investment funds registered under the 1940 Act, with the exception of the Quaker Strategic Growth Fund.

5. Books and Records
     In compliance with Rule 31a-3 promulgated under the 1940 Act, Sub-Adviser hereby agrees that all records which it maintains for the benefit of the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request. Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 promulgated under the 1940 Act, the records required to be maintained by it pursuant to Rule 31a-1 promulgated under the 1940 Act that are not maintained by others on behalf of the Fund.
6. Expenses
     During the term of this Agreement, Sub-Adviser will pay all expenses incurred by it in connection with its investment advisory services furnished to the Fund under this Agreement other than the costs of securities and other investments (including brokerage commissions and other transaction charges) purchased or sold for the Fund.
7. Compensation
     Adviser will pay to Sub-Adviser, and Sub-Adviser will accept as full compensation for its services rendered hereunder, an investment advisory fee, computed at the end of each month and payable within five (5) business days thereafter, equal to the annual rate of0.75% of the average daily net assets of the Fund. All parties to this Agreement do hereby authorize and instruct the Fund’s administrator, Brown Brothers Harriman, or its successor, to provide a calculation each month of the gross amount due to Sub-Adviser. In the event that Sub-Adviser’s services to the Fund begin or end at a time other than the beginning or end of a month, fees payable to Sub-Adviser will be prorated for that portion of the month during which services were actually rendered.
     During the term of this Agreement, Sub-Adviser may, from time to time, waive receipt of some or all of its fee and/or reimburse the Fund for other expenses incurred by the Fund in order to assist the Fund to maintain a certain overall expense ratio, such expense ratio to be determined by the Sub-Adviser at its discretion. Sub-Adviser is under no obligation to waive receipt of its fees, reimburse the Fund for expenses, or attempt in any manner to maintain any predetermined expense cap. Such actions and/or waivers on the part of Sub-Adviser are entirely voluntary. However, in the event Sub-Adviser does undertake such waivers and/or reimbursements, Sub-Adviser may recover such waived fees and/or reimbursed expenses, at Sub-Adviser’s discretion, at any time for a period of thirty-six months subsequent to the time such waiver or reimbursement is made.
8. Limitation of Liability
     Sub-Adviser shall not be liable for any error of judgment, mistake of law or loss suffered by the Fund in connection with the performance of this Agreement, except a loss to the Fund resulting from a breach of Sub-Adviser’s fiduciary duties with respect to the receipt of compensation for services or a loss to the Fund resulting from the Sub-Adviser’s willful malfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.
9. Duration and Termination
(a)	This Agreement shall become effective as of the date first written above and, unless sooner terminated as provided herein, shall continue in effect for two years.

Thereafter, this Agreement shall be renewable for successive periods of one year each, provided such continuance is specifically approved annually:
(i)	by the vote of a majority of those members of the Board of Trustees who are not parties to this Agreement or interested persons of any such party (as that term is defined in the 1940 Act), cast in person at a meeting called for the purpose of voting on such approval; and

(ii)	by either the affirmative vote of a majority of the Board of Trustees or the vote of a majority of the outstanding voting securities of the Fund (as such a majority is defined in the 1940 Act).
(b)	Notwithstanding the foregoing, this Agreement may be terminated by:
(i)	Adviser, if such termination is approved by the vote of the Board of Trustees of the Trust or the vote of a majority of the outstanding voting securities of the Fund (as such a majority is defined in the 1940 Act), at any time without the payment of any penalty, upon sixty (60) calendar days’ written notice to Sub-Adviser; or

(ii)	Sub-Adviser at any time upon sixty (60) calendar days’ written notice, without payment of any penalty.
(c)	This Agreement will automatically terminate in the event of its assignment (as that term is defined in the 1940 Act).
10. Amendment of this Agreement
     No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by a written instrument signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of this Agreement shall be effective until approved by vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act).
11. Miscellaneous
     This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original, and all of which, together, shall constitute one Agreement.
13. Governing Law
     This Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania.
14. Notices
     Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement will be in writing and will be delivered in person or sent by first class mail, postage prepaid or by prepaid overnight delivery service to the respective parties as follows:

If to Adviser:		If to Sub-Adviser:

Quaker Funds, Inc.		DG Capital Management, Inc.
309 Technology Drive		260 Franklin Street, Suite 1600
Malvern, PA 19355		Boston, MA 02110
Attn:	Jeffry H. King, Sr.	Attn: Manu Daftary
	Chief Executive Officer	President
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

Attest:		QUAKER FUNDS, INC.

By:	/s/ Timothy Richards	By:	/s/ Jeffry H. King, Sr.

Name:	Timothy Richards	Name:	Jeffry H. King, Sr.
Title:	General Counsel	Title:	Chief Executive Officer

Attest:		KENNEDY CAPITAL MANAGEMENT, INC.

By:	/s/ Elizabeth A. Rainey	By:	/s/ Manu Daftary

Name:	Elizabeth A. Rainey	Name:	Manu Daftary
Title:	Marketing Associate	Title:	President

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